Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp Authorizes New $25 Million Stock Repurchase Program

NOVATO, CA - (July 28, 2025) - Bank of Marin Bancorp (Nasdaq: BMRC), parent company of Bank of Marin, announced today that its board of directors has authorized the repurchase of up to $25.0 million of its common stock through July 31, 2027. This stock buyback program replaces the existing program—approved in 2023 and expiring at the end of this month—under which Bancorp repurchased $6.4 million worth of shares.

“With the strength of our capital, we have authorized a new stock repurchase program so that we can maintain our balanced approach to capital allocation and continue to make opportunistic and prudent decisions that we believe are in the best interests of our shareholders at any given point in time,” said Tim Myers, president and chief executive officer, Bank of Marin.

Under the repurchase program, Bancorp may purchase shares of its common stock through various means such as open market transactions, including block purchases, and privately negotiated transactions. The number of shares repurchased and the timing, manner, price, and amount of any repurchases will be determined at Bancorp’s discretion. Factors include, but are not limited to, stock price, trading volume and general market conditions, along with Bancorp’s general business conditions. As part of the repurchase program, Bancorp may enter into a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, which would allow Bancorp to repurchase common stock at a time when it might otherwise be precluded from doing so under insider trading laws or its own insider trading policy. The repurchase program may be suspended or discontinued at any time and does not obligate Bancorp to acquire any specific number of shares of its common stock.

About Bank of Marin Bancorp
Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.7 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Specializing in providing legendary service to its clients and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into North Bay Biz’s “Best of” Hall of Fame in 2024, and ranked top 13 in Sacramento Business Journal’s 2025 Corporate Direct Giving List. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.